Exhibit 99.1

S1 Corporation Agrees to Settle Shareholder Litigation

NORCROSS, Ga., October 25, 2011 – S1 Corporation (Nasdaq: SONE), a leading global provider of payments and financial services software solutions, announced today that it and other named defendants have reached an agreement in principle with plaintiffs to settle the consolidated class action lawsuit captioned In re S1 Corporation Shareholders Litigation. This lawsuit relates to the now-terminated merger with Fundtech Ltd. and the proposed acquisition of the Company by ACI Worldwide, Inc. (“ACI”).

Pursuant to this agreement, the Company has filed an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission, which can be accessed free of charge at the SEC’s website at www.sec.gov, or the Company’s website, www.s1.com. The amended Schedule 14D-9 contains certain additional disclosures the Company agreed to make in connection with the settlement of the lawsuit, although the Company has not admitted in any way that those disclosures are material or are otherwise required by law. The settlement will not affect the offer price to be paid in the current exchange offer by a subsidiary of ACI or the merger consideration the Company’s stockholders would be entitled to receive pursuant to the terms of the previously announced Transaction Agreement, dated as of October 3, 2011, by and among the Company, ACI and a subsidiary of ACI.

About S1 Corporation

Leading banks, credit unions, retailers, and processors need technology that adapts to the complex and challenging needs of their businesses. These organizations want solutions that can respond quickly to changes in the marketplace and help grow their businesses. For more than 20 years, S1 Corporation (Nasdaq: SONE) has been a leader in developing software products that offer flexibility and reliability. Over 3,000 organizations worldwide depend on S1 for payments, online banking, mobile banking, voice banking, branch banking and lending solutions that deliver a competitive advantage. More information is available at www.s1.com.

Forward Looking Statements

Certain statements in this letter may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, those regarding any transaction with ACI Worldwide, Inc., the settlement referred to herein and other statements that are not historical facts. These statements involve risks and uncertainties including those detailed in S1’s Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. S1 disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

S1 Corporation has filed a Solicitation/Recommendation Statement on Schedule 14D-9, as amended, with the SEC. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THAT STATEMENT AND OTHER MATERIALS FILED WITH THE SEC BY S1 BECAUSE THEY CONTAIN IMPORTANT INFORMATION. S1 stockholders and other interested parties may obtain, free of charge, copies of S1’s Schedule 14D-9, as amended, and other documents filed by S1 with the SEC at the SEC’s website at http://www.sec.gov. In addition free copies of the documents filed by S1 with the SEC with respect to the exchange offer may be obtained by contacting S1’s Investor Relations at (404) 923-3500 or by accessing S1’s investor relations website at www.s1.com.

CONTACT:

S1 Corporation

Paul M. Parrish

Chief Financial Officer

404.923.3500

paul.parrish@s1.com